Exhibit 99.1
ENERGY TRANSFER
ANNOUNCES APPOINTMENT OF NEW DIRECTORS
DALLAS — December 23, 2009 — Energy Transfer Equity, L.P. (NYSE:ETE) today announced that Mr. Dan L. Duncan, Dr. Ralph S. Cunningham, and Mr. Marshall S. (Mackie) McCrea have been appointed as directors of LE GP, LLC, the general partner of ETE, effective immediately. In addition, Energy Transfer Partners, L.P. (NYSE:ETP) announced that Mr. McCrea has been appointed to the board of directors of Energy Transfer Partners, L.L.C., its general partner.
Mr. Duncan currently serves as the Chairman of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P. (NYSE: EPE) and Dr. Cunningham currently serves as President and Chief Executive Officer of EPE Holdings, LLC. EPE owns general and limited partner interests in two publicly traded partnerships: Enterprise Products Partners, L.P. and ETE. EPE owns approximately 40.6 percent of the member interests in LE GP, LLC and approximately 17.6 percent of the common units of ETE.
Mr. McCrea is President and Chief Operating Officer of ETP and has been with Energy Transfer since 1996.
Separately, the Partnerships announced that, due to time constraints on his other business-related matters, Kenneth A. Hersh has requested he not be considered for re-appointment to the board of directors of ETP or ETE. Mr. Hersh is currently the Chief Executive Officer of NGP Energy Capital Management and is managing partner of Natural Gas Partners private equity funds. Natural Gas Partners VI, L.P. was a private equity investor in ETE prior to its initial public offering. David R. Albin, a managing partner of Natural Gas Partners, will continue to serve as a director of ETP and ETE.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service and has a 50% interest in joint ventures that have approximately 500 miles of interstate pipeline in service. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

The information contained in this press release is available on our website at www.energytransfer.com.
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Energy Transfer
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214-498-9272 (cell)